Exhibit 99.1

FOR IMMEDIATE RELEASE

November 2, 2017

NEW YORK REIT, INC ENTERS INTO CONTRACT TO SELL ITS 1440 BROADWAY PROPERTY

FOR IMMEDIATE RELEASE – NEW YORK, NEW YORK, (GLOBE NEWSWIRE) – New York REIT, Inc. (NYSE:NYRT) (the “Company” or “NYRT”), which is liquidating and winding down pursuant to a plan of liquidation, announced that it has entered into a contract to sell its property located at 1440 Broadway, in New York, New York for $520 million to an unaffiliated third party. The consummation of the sale is subject to customary closing conditions for sales of real property in New York, New York. The closing is expected to occur prior to year-end.

About NYRT

NYRT is a publicly traded real estate investment trust listed on the NYSE that owns income-producing commercial real estate, including office and retail properties, located in New York City. NYRT’s shareholders recently adopted a plan of liquidation pursuant to which NYRT is liquidating and winding down and, in connection therewith, is seeking to sell its assets in an orderly fashion to maximize shareholder value. For more information, please visit our website at www.nyrt.com.

Forward-Looking Statements

The statements in this release that are not historical facts may be forward-looking statements. These forward-looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the purchaser consummating the transactions contemplated by the purchase agreement; and other factors, many of which are beyond the Company’s control, including other factors included in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s latest Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 1, 2017 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 filed with the SEC on August 8, 2017, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Wendy Silverstein, Chief Executive Officer

New York REIT, Inc.

wsilverstein@nyrt.com

(617) 570-4750

John Garilli, Chief Financial Officer

New York REIT, Inc.

jgarilli@nyrt.com

(617) 570-4750